Exhibit 99.1


THE FOLLOWING IS THE TEXT OF A PRESS RELEASE DATED NOVEMBER 6, 2003, ISSUED BY OFFICEMAX, INC.


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[OFFICEMAX, INC. LOGO]     Headquarters: 3605 Warrensville Center Rd., Shaker Heights, OH  44122-5200
                                          Mailing Address: P.O. Box 228070, Cleveland, OH  44122-8070
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NEWS RELEASE            FOR IMMEDIATE RELEASE

                        For media inquiries:        For investor inquiries:
                        Steve Baisden               Michael Weisbarth
                        Manager, Investor           SVP, Treasurer
                        & Public Relations          (216) 471-6698
                        (216) 471-3441
                        investor@officemax.com


OFFICEMAX SETS DEC. 9 FOR SPECIAL MEETING OF SHAREHOLDERS TO VOTE ON MERGER PROPOSAL WITH BOISE CASCADE CORPORATION


CLEVELAND - Nov. 6, 2003 - OfficeMax, Inc. (NYSE: OMX) announced today that a special meeting of its shareholders will be held on Dec. 9, 2003, at 10 a.m. ET, to vote on a proposal concerning the previously announced merger with Boise Cascade Corporation (NYSE: BCC).

Shareholders will be asked to approve and adopt the Agreement and Plan of Merger among OfficeMax, Boise, and a new Boise subsidiary established for purposes of this transaction, Challis Corporation. Approval and adoption of the proposal requires an affirmative vote of a majority of the outstanding shares of OfficeMax common stock. The record date to determine shareholders eligible to vote at this meeting is Nov. 3, 2003.

OfficeMax also announced that the Securities and Exchange Commission has declared effective the registration statement on Form S-4 containing the joint proxy statement that will be mailed to OfficeMax shareholders in connection with its Dec. 9 special meeting.

The special meeting of OfficeMax shareholders will be held at the Company's headquarters in Shaker Heights, Ohio. If shareholders of both OfficeMax and Boise approve the transaction, then the companies expect to close the transaction after the vote on Dec. 9.

ABOUT OFFICEMAX
OfficeMax serves its customers through nearly 1,000 superstores, e-commerce Web sites and direct-mail catalogs. The Company has operations in the United States, Canada, Puerto Rico, the U.S. Virgin Islands and Mexico. In addition to offering office products, business machines and related items, OfficeMax superstores feature CopyMax and FurnitureMax, store-within-a-store modules devoted exclusively to "print-for-pay" services and office furniture. The Company also reaches customers in the United States with an offering of over 40,000 items through its award winning e-commerce site, OfficeMax.com, its direct-mail catalogs and its outside sales force, all of which are serviced by its three PowerMax distribution facilities, 17 delivery centers and two national customer call and contact centers.

ADDITIONAL INFORMATION ABOUT THIS TRANSACTION
The registration statement containing the joint proxy statement/prospectus was declared effective by the Securities and Exchange Commission (SEC) on Nov. 5, 2003. OfficeMax and Boise will mail the definitive joint proxy statement/prospectus and other documents regarding this transaction to their

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OFFICEMAX, INC.
SPECIAL SHAREHOLDERS MEETING
NOV. 6, 2003


respective security holders beginning Nov. 7, 2003. These documents contain important information about this transaction, and we urge you to read them carefully as they become available.

You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC's website (www.sec.gov). You may also obtain copies of all documents filed by OfficeMax with the SEC, free of charge, from OfficeMax on the Internet at www.officemax.com under the "Investor Relations" section, or by contacting OfficeMax's Investor Relations Department by mail at 3605 Warrensville Center Road, Shaker Heights, Ohio 44122, by phone at (216) 471-6697, or by e-mail to investor@officemax.com.

PARTICIPANTS IN THIS TRANSACTION
OfficeMax and Boise and their respective directors and executive officers may be deemed participants in the solicitation of proxies from security holders in connection with this transaction. Information about the directors and executive officers of OfficeMax and Boise and information about other persons who may be deemed participants in this transaction are included in the joint proxy statement/prospectus. You can find additional information about OfficeMax's officers and directors in OfficeMax's proxy statement (DEF14A) filed with the SEC on May 1, 2003. You can find additional information about Boise's executive officers and directors in Boise's proxy statement (DEF14A) filed with the SEC on March 10, 2003. You can obtain free copies of these documents from the SEC or, with respect to documents filed by OfficeMax with the SEC, from OfficeMax using the contact information above.

FORWARD-LOOKING STATEMENTS
The statement within this news release regarding the expected time of the closing of the transaction is a "forward-looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995. This forward-looking statement speaks only as of the date of this press release. This forward-looking statement is based on the current expectations and beliefs of Boise's and OfficeMax's management and is subject to a number of uncertainties and assumptions that could cause the expected closing date to differ or could cause the closing not to occur at all.


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